CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 15, 2008, relating to the financial statements and financial highlights which appears in the December 31, 2007 Annual Report to Shareholders of Royce Capital Fund- Micro-Cap Portfolio and Royce Capital Fund- Small-Cap Portfolio, comprising The Royce Capital Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights Information", and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 28, 2008